Exhibit 99.1

Executive Network Partnering Corporation Announces the Separate Trading of its Shares of Class A Common Stock and Warrants Commencing November 6, 2020

November 4, 2020—Executive Network Partnering Corporation (NYSE: ENPC.U) (the “Company”) announced that, commencing November 6, 2020, holders of the CAPSTM sold in the Company’s initial public offering of 16,560,000 CAPSTM, completed on September 18, 2020, may elect to separately trade the shares of Class A common stock and warrants included in the CAPSTM. Those CAPSTM not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “ENPC.U,” and the shares of Class A common stock and warrants that are separated will trade on the NYSE under the symbols “ENPC” and “ENPC WS,” respectively. Holders of CAPSTM will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the CAPSTM into shares of Class A common stock and warrants.

The CAPSTM were initially offered by the Company in an underwritten offering. Evercore Group L.L.C. acted as the book running manager for the offering. A registration statement relating to the CAPSTM and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 15, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Evercore Group L.L.C., Attn: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by phone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

About Executive Network Partnering Corporation

The Company is a newly organized blank check company incorporated in Delaware for the purpose of identifying a company to partner with in order to effectuate a merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses. The Company has not yet selected a target to partner with.

For more information, please contact

Alex Dunn

Chief Executive Officer

AJD@enpc.co

(857) 362-9205

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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